UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2005

VirtualScopics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-120253	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

350 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. -	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(d) On December 16, 2005, the board of directors of VirtualScopics, Inc., or the company, appointed Colby Chandler and Dr. Charles Phelps to the company’s board of directors.

Mr. Chandler

Mr. Chandler retired from Eastman Kodak Company in 1990 after 40 years of service. Mr. Chandler served as the president of Eastman Kodak Company from 1977 until his retirement, and as the chairman of the board of directors and chief executive officer of Eastman Kodak Company from 1983 until his retirement. Mr. Chandler has also served on the board of directors of Ford Motor Company, JC Penney Company, Citicorp and Digital Equipment Corporation. Mr. Chandler has a bachelor’s degree in engineering physics from the University of Maine and a master’s degree in industrial management from Massachusetts Institute of Technology. Mr. Chandler is 76 years of age.

The company has not determined which committees of the board of directors that Mr. Chandler will serve on.

Neither Mr. Chandler nor any member of his immediate family has been a party to any transaction with the company during the last two years that would require disclosure under Item 404(a) of Regulation S-B.

Dr. Phelps

Dr. Phelps has been the provost of the University of Rochester (University of Rochester is a shareholder of the company), since 1994. Prior to that position, Dr. Phelps was the chair of the Department of Community and Preventive Medicine in the University of Rochester’s School of Medicine and Dentistry. Prior to working at the University of Rochester, Dr. Phelps served as a senior staff economist and as a director of the RAND Corporation. Dr. Phelps has a bachelor's degree in mathematics from Pomona College, an MBA in hospital administration from the University of Chicago, and a doctorate in business economics from the University of Chicago. Dr. Phelps is 62 years of age.

The company has not determined which committees of the board of directors that Dr. Phelps will serve on.

Neither Dr. Phelps nor any member of his immediate family has been a party to any transaction with the company during the last two years that would require disclosure under Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: December 20, 2005	By:	/s/ Molly Henderson
Name: Molly Henderson
Title: Chief Financial Officer